Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2009 FOURTH QUARTER AND

FULL YEAR RESULTS

—      Fourth quarter earnings per share of $0.47

—      Record revenues of $1.3 billion for fiscal 2009

—      Record full year earnings per share of $1.86, an increase of 55%

Mentor, Ohio (May 7, 2009)—STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2009 year ended March 31, 2009. Revenues for fiscal 2009 increased 3% to $1.3 billion compared with $1.27 billion in the prior year. On a constant currency basis, revenues increased 4%. Healthcare and Isomedix grew revenues 5% and 1%, respectively, while Life Sciences revenues declined 5%.

For fiscal 2009, net income was $110.7 million, or $1.86 per diluted share, compared with $77.1 million, or $1.20 per diluted share in fiscal 2008. Included in net income for fiscal 2009 are restructuring charges related to the third quarter 2009 cost reduction program, as well as the impact of changes to certain benefit policies which resulted in additional pre-tax income during the third quarter. Combined, these two factors resulted in a net pre-tax charge of $6.1 million during the year. For fiscal 2008, pre-tax restructuring charges totaled $19.5 million, associated with our fourth quarter 2008 cost reduction program. Excluding the restructuring charges and the benefit policy change, net of tax, net income for fiscal 2009 increased 28% to $114.5 million, or $1.92 per diluted share, compared with fiscal 2008 net income of $89.3 million, or $1.39 per diluted share. A detailed reconciliation of these items can be found in the attached financial tables.

“We are very pleased with the year we were able to deliver, particularly in what turned out to be a more difficult environment for our Customers in the second half of our fiscal year,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “We improved profitability and cash flow, even beyond our expectations, because our people continued to improve efficiencies. Looking ahead, we anticipate that fiscal 2010 will continue to be a challenging environment, but we remain encouraged by Customer response to our new products. In addition, the cost reduction actions already taken will continue to benefit our profitability. We believe that our new products, past cost control efforts, and continued efficiency gains will allow us to offset marketplace challenges.”

STERIS Corporation

News Announcement

Fourth Quarter Results

As anticipated, fourth quarter revenues were lower than the previous year, primarily reflecting lower overall market demand, as well as the Company’s efforts to reduce seasonality. Fiscal 2009 fourth quarter revenues were $344.4 million compared with $375.2 million in the fourth quarter of fiscal 2008, a decline of 8%. On a constant currency basis, fourth quarter revenues declined 5%.

Fiscal 2009 fourth quarter net income was $27.8 million, or $0.47 per diluted share, compared with net income of $26.1 million, or $0.42 per diluted share, in the fourth quarter of fiscal 2008. Included in net income for the fourth quarter of fiscal 2009 are pre-tax restructuring charges totaling $1.8 million related to the third quarter 2009 cost reduction program. On the consolidated statements of income, $0.8 million of these charges were recorded as restructuring expenses and $1.0 million were recorded in cost of goods sold. Included in net income for the fourth quarter of fiscal 2008 are pre-tax restructuring charges totaling $16.5 million associated with the 2008 cost reduction program. On the consolidated statements of income, $12.4 million of these charges were recorded as restructuring expenses and $4.1 million were recorded in cost of goods sold.

Excluding these restructuring charges net of tax, fiscal 2009 fourth quarter net income was $28.9 million, or $0.49 per diluted share, compared with net income of $36.4 million, or $0.59 per diluted share in the fourth quarter of fiscal 2008.

Segment Results

Healthcare revenues in the quarter were $249.2 million compared with $264.2 million in the fourth quarter of fiscal 2008, a decline of 6%. Strength in new products was more than offset by a slowdown in U.S. hospital spending, as well as the Company’s efforts to reduce seasonality. Backlog levels at quarter end were $119.8 million, an increase of 22% compared with the same time last year. Operating income was $38.3 million, compared with $34.6 million in the fourth quarter of fiscal 2008. Excluding restructuring charges, segment operating income was $39.9 million compared with $48.4 million in the prior year quarter driven by lower revenues.

STERIS Corporation

News Announcement

Life Sciences fourth quarter revenues were $58.7 million compared with $73.0 million in the fourth quarter of fiscal 2008, a decline of 20%. Capital equipment sales declined 34% compared with a very strong fourth quarter of last year. Backlog levels at quarter end were $45.2 million, an increase of 2% compared with the prior year period. Life Sciences operating income was $4.0 million in the quarter compared with $5.6 million in the fourth quarter of fiscal 2008. Excluding restructuring charges, segment operating income was $4.2 million compared with $7.1 million in the prior year quarter driven by lower revenues.

Fiscal 2009 fourth quarter revenues for Isomedix Services were $34.2 million compared with $35.7 million in the same period last year, a decline of 4%. Revenues were affected by the previously disclosed sale of a Chicago-area facility in the second quarter of fiscal 2009 as well as some slowdown in spending by medical device Customers. Operating income was $7.9 million in the quarter compared with $7.1 million in the fourth quarter of last year. Included in operating income for the fourth quarter was a gain of $1.7 million related to the sale of the segment’s Rhode Island facility to a Customer. Excluding restructuring charges, segment operating income was $7.9 million in the fourth quarter of fiscal 2009 compared with $7.5 million in the prior year quarter.

Cash Flow

Net cash provided by operations for fiscal 2009 was $167.4 million, compared with net cash provided by operations of $143.4 million in fiscal 2008. Free cash flow (see note 1) for fiscal 2009 was $145.8 million, compared with free cash flow of $91.6 million in fiscal 2008. Free cash flow for fiscal 2009 benefited from the increase in earnings, lower capital spending and the sale of the two Isomedix facilities, which combined added $17.5 million to free cash flow. As a result of strong cash flow, the Company ended fiscal 2009 with a cash position of $154.2 million.

During fiscal 2009, the Company repurchased 2,421,177 shares of its common stock at an average price of $30.74 for a total amount of $74.4 million. Approximately $204 million remains under the current share repurchase authorization.

Outlook

Based upon current trends, the Company expects fiscal 2010 revenues to be flat to down mid-single digits from fiscal 2009 levels, and earnings per diluted share of $1.80 to $2.00 for the full fiscal year 2010. This outlook reflects certain key assumptions, some of which are listed below:

•	Healthcare revenues are anticipated to be flat to down mid-single digits, including the previously announced impact of reduced revenues from SYSTEM 1.

STERIS Corporation

News Announcement

•	Life Sciences revenues are anticipated to be flat.

•	Isomedix revenues are anticipated to decline in the mid-single digits.

•	The Company has assumed the average forward exchange rates for the U.S. dollar and key international currencies as of April 2, 2009.

•	The Company has assumed a slight increase in raw material costs.

•	EBIT as a percent of revenue is anticipated to be approximately 14%.

•	The anticipated effective tax rate is approximately 35%.

For the full fiscal year 2010, free cash flow (see note 1) is anticipated to be approximately $100 million and capital expenditures are anticipated to be approximately $60 million.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-800-369-8428 in the United States and Canada, and 1-773-799-3378 internationally, then referencing the password “STERIS”.

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on May 7, 2009, until 5:00 p.m. Eastern time on May 21, 2009, either over the Internet at www.steris-ir.com or via phone by calling 1-866-419-8655 in the United States and Canada, and 1-203-369-0784 internationally.

Annual Meeting of Shareholders

The Company will hold its annual meeting of shareholders on July 23, 2009. Further information regarding the time and location will be provided in the Company’s annual report and proxy materials.

STERIS Corporation

News Announcement

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Julie Winter, Manager, Investor Relations at 440-392-7245.

(1) Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. Free cash flow is defined as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net, plus proceeds from the sale of property, plant, equipment and intangibles. STERIS’s calculation of free cash flow may vary from other companies.

# # #

This news release, and the conference call referenced here, may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “potential,”“confidence,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any outcome from litigation, regulatory action, administrative proceedings, government investigations, warning letters, cost reductions, business strategies, level of share repurchases, earnings and revenue trends, expense reduction or other future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, regulations, regulatory actions, including without limitation previously disclosed FDA warning letters and government investigations, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, (f) the possibility that anticipated cost savings or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with the matters described in this release, and

STERIS Corporation

News Announcement

the conference call referenced here, may adversely impact Company performance, results, or value, (g) the effect of the credit crisis on our ability, as well as the ability of our customers and suppliers, to adequately access the credit markets when needed, and (h) those risks described in our Annual Report on Form 10-K for the year ended March 31, 2008, filed with the SEC on May 30, 2008, under Item 1A, “Risk Factors.”

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$344,366	$375,170	$1,298,525	$1,265,090
Cost of revenues	204,555	226,977	771,783	754,487

Gross profit	139,811	148,193	526,742	510,603
Operating expenses:
Selling, general, and administrative	83,073	84,752	314,983	334,681
Research and development	8,291	8,953	32,760	36,916
Restructuring expense	828	12,420	3,554	15,461

Total operating expenses	92,192	106,125	351,297	387,058

Income from operations	47,619	42,068	175,445	123,545
Non-operating expense, net	2,749	1,174	8,960	3,746
Income tax expense	17,054	14,785	55,800	42,693

Net income	$27,816	$26,109	$110,685	$77,106

Earnings per common share (EPS) data:
Basic	$0.48	$0.43	$1.88	$1.22

Diluted	$0.47	$0.42	$1.86	$1.20

Cash dividends declared per common share outstanding	$0.08	$0.06	$0.30	$0.23
Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	58,445	60,982	58,778	63,300
Diluted number of common shares outstanding	58,807	61,704	59,544	64,124

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	March 31, 2009	March 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$154,180	$51,868
Accounts receivable, net	238,438	249,814
Inventories, net	130,218	147,210
Other current assets	30,294	64,484

Total Current Assets	553,130	513,376

Property, plant, and equipment, net	350,996	384,642
Goodwill and intangible assets, net	305,189	337,980
Other assets	7,624	3,294

Total Assets	$1,216,939	$1,239,292

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$68,573	$75,532
Other current liabilities	133,453	154,827

Total Current Liabilities	202,026	230,359

Long-term debt	210,000	179,280
Other liabilities	87,177	123,501
Shareholders’ equity	717,736	706,152

Total Liabilities and Shareholders’ Equity	$1,216,939	$1,239,292

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Twelve Months Ended March 31,
	2009	2008
	(Unaudited)
Operating Activities:
Net income	$110,685	$77,106
Non-cash items	73,834	67,540
Working capital adjustments	(17,135)	(1,245)

Net cash provided by operating activities	167,384	143,401

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(40,889)	(56,974)
Proceeds from sale of property, plant, equipment and intangibles	19,341	5,154
Equity investment in joint venture	(4,150)	—

Net cash used in investing activities	(25,698)	(51,820)

Financing Activities:
Proceeds from the issuance of long-term obligations	150,000	—
(Payments) proceeds under credit facilities, net	(79,180)	79,180
Payments on long-term obligations	(40,800)	(700)
Deferred financing fees and debt issuance costs	(476)	(443)
Repurchases of common shares	(80,466)	(177,171)
Cash dividends paid to common shareholders	(17,657)	(14,609)
Tax benefit from stock options exercised	6,982	3,194
Stock options and other equity transactions, net	33,621	14,619

Net cash provided by (used in) financing activities	(27,976)	(95,930)
Effect of exchange rate changes on cash and cash equivalents	(11,398)	3,921

Increase in cash and cash equivalents	102,312	(428)
Cash and cash equivalents at beginning of period	51,868	52,296

Cash and cash equivalents at end of period	$154,180	$51,868

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$249,185	$264,247	$931,263	$887,073
Life Sciences	58,724	73,020	216,701	228,350
STERIS Isomedix Services	34,169	35,738	142,645	140,558

Total Reportable Segments	342,078	373,005	1,290,609	1,255,981
Corporate and Other	2,288	2,165	7,916	9,109

Total Segment Revenues	$344,366	$375,170	$1,298,525	$1,265,090

Segment Operating Income (Loss):
Healthcare	$38,267	$34,574	$132,601	$103,447
Life Sciences	3,987	5,560	18,413	11,535
STERIS Isomedix Services	7,912	7,137	34,763	28,964

Total Reportable Segments	50,166	47,271	185,777	143,946
Corporate and Other	(2,547)	(5,203)	(10,332)	(20,401)

Total Segment Operating Income	$47,619	$42,068	$175,445	$123,545

STERIS Corporation

Non-GAAP Disclosures (Unaudited)

(In thousands, except per share data)

The following tables present financial measures which are considered to be “non-GAAP financial measures” under Securities Exchange Commissions rules. The Company has referred to results of operations excluding restructuring charges and a change in a benefit policy in order to provide meaningful comparative analysis between the periods presented.

Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Twelve Months Ended March 31,		Plan Fiscal 2010
	2009	2008
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow from continuing operations:
Cash flows from operating activities	$167,384	$143,401	$160,000
Purchases of property, plant, equipment, and intangibles, net	$(40,889)	$(56,974)	$(60,000)
Proceeds from the sale of property, plant, equipment, and intangibles	$19,341	$5,154	$—

Free Cash Flow from Continuing Operations	$145,836	$91,581	$100,000

The following tables reconcile reported net income to net income excluding restructuring charges and a change in benefit policy:

	Three Months Ended March 31,
	2009		2008
	Amount	Diluted EPS	Amount	Diluted EPS
Net Income as Reported	$27,816	$0.47	$26,109	$0.42
Restructuring, Net of Tax	$1,111	$0.02	$10,341	$0.17

	$28,927	$0.49	$36,450	$0.59

	Twelve Months Ended March 31,
	2009		2008
	Amount	Diluted EPS	Amount	Diluted EPS
Net Income as Reported	$110,685	$1.86	$77,106	$1.20
Restructuring, Net of Tax	$8,750	$0.14	$12,216	$0.19
Change in Benefit Policy, Net of Tax	$(4,948)	$(0.08)	$—	$—

	$114,487	$1.92	$89,322	$1.39

	Three Months Ended March 31,
	2009			2008
	As Reported	Restructuring Charges	Total	As Reported	Restructuring Charges	Total
Segment Operating Income (Loss) Excluding Restructuring Charges:
Healthcare	$38,267	$1,606	$39,873	$34,574	$13,831	$48,405
Life Sciences	$3,987	$172	$4,159	$5,560	$1,531	$7,091
STERIS Isomedix Services	$7,912	$—	$7,912	$7,137	$389	$7,526

Total Reportable Segments	$50,166	$1,778	$51,944	$47,271	$15,751	$63,022
Corporate and Other	$(2,547)	$—	$(2,547)	$(5,203)	$753	$(4,450)

Total Segment Operating Income	$47,619	$1,778	$49,397	$42,068	$16,504	$58,572